Exhibit 99.1
Item 6. Selected Financial Data
The following table sets forth our selected historical consolidated financial and other data as of and for each of the five years in the period ended December 31, 2008, which has been derived from our audited consolidated financial statements. During the periods presented, we made a number of acquisitions, each of which has been accounted for using the purchase method of accounting, pursuant to which our financial statements include the results of operations of the acquired dealerships from the date of acquisition. As a result, our period to period results of operations vary depending on the dates of the acquisitions. Accordingly, this selected financial data is not necessarily indicative of our future results. During the periods presented, we also sold certain dealerships which have been treated as discontinued operations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Certain income statement and balance sheet amounts presented in the table below reflect the adoption of FASB Staff Position (“FSP”) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) and FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities for all periods presented. The presentation and disclosure provisions of SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements an Amendment of ARB No. 51, have been applied retrospectively to all periods presented herein. This table has also been updated to reflect the revision of prior period results for an entity which met the criteria to be classified as a discontinued operation during the second quarter of 2009. You should read this selected consolidated financial data in conjunction with our audited consolidated financial statements and related footnotes included elsewhere in this report.

	As of and for the Years Ended December 31,
	2008(1)	2007(2)	2006	2005(3)	2004(4)
	(In millions, except per share data)
Consolidated Statement of Operations Data:
Total revenues	$11,625.3	$12,768.2	$10,933.0	$9,367.0	$8,293.4
Gross profit	$1,788.3	$1,894.8	$1,655.5	$1,425.1	$1,237.6
(Loss) income from continuing operations attributable to Penske Automotive Group common stockholders	$(411.7)	$119.5	$124.8	$116.8	$108.8
Net (loss) income attributable to Penske Automotive Group common stockholders	$(420.0)	$120.3	$118.3	$119.0	$111.7
Diluted (loss) earnings per share from continuing operations attributable to Penske Automotive Group common stockholders	$(4.38)	$1.26	$1.32	$1.24	$1.19
Diluted (loss) earnings per share attributable to Penske Automotive Group common stockholders	$(4.47)	$1.27	$1.25	$1.26	$1.22
Shares used in computing diluted share data	94.0	95.0	94.6	94.2	91.5
Balance Sheet Data:
Total assets	$3,962.1	$4,667.1	$4,467.9	$3,594.2	$3,532.8
Total floor plan notes payable	$1,471.5	$1,525.0	$1,147.2	$1,064.7	$1,020.0
Total debt (excluding floor plan notes payable)	$1,063.4	$794.8	$1,119.3	$580.2	$586.3
Total equity attributable to Penske Automotive Group common stockholders	$804.8	$1,450.7	$1,332.3	$1,145.7	$1,075.0
Cash dividends per share	$0.36	$0.30	$0.27	$0.23	$0.21

(1)
Includes charges of $661.9 million ($505.2 million after-tax), or $5.37 per share, including $643.5 million ($493.1 million after-tax), or $5.25 per share, relating to goodwill and franchise asset impairments, as well as, an additional $18.4 million ($12.0 million after-tax), or $0.13 per share, of dealership consolidation and relocation costs, severance costs, other asset impairment charges, costs associated with the termination of an acquisition agreement, and insurance deductibles relating to damage sustained at our dealerships in the Houston market during Hurricane Ike.

(2)
Includes charges of $18.6 million ($12.3 million after-tax), or $0.13 per share, relating to the redemption of the $300.0 million aggregate amount of 9.625% Senior Subordinated Notes and $6.3 million ($4.5 million after-tax), or $0.05 per share, relating to impairment losses.

(3)
Includes $8.2 million ($5.2 million after-tax), or $0.06 per share, of earnings attributable to the sale of all the remaining variable profits relating to the pool of extended service contracts sold at our dealerships from 2001 through 2005.

(4)
Includes an $11.5 million ($7.2 million after tax), or $0.08 per share, gain resulting from the sale of an investment and an $8.4 million ($5.3 million after tax), or $0.06 per share, gain resulting from a refund of U.K. consumption taxes. These gains were offset in part by non-cash charges of $7.8 million ($4.9 million after tax), or $0.05 per share, principally in connection with the planned relocation of certain U.K. franchises as part of our ongoing facility enhancement program.